Exhibit 99.1

Press Release

Global Power Equipment Group Inc.

Announces Third Quarter 2011 Financial Results

IRVING, Texas, November 14, 2011- Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power” or the “Company”) today announced its unaudited financial results for the three and nine months ended September 30, 2011. These results are available on the Company’s website at www.globalpower.com.

For the three months ended September 30, 2011, the Company reported revenue of $99.2 million and net income of $18.5 million, or $1.09 per diluted common share. Revenue for the three months ended September 30, 2010 was $107.5 million and net income was $14.7 million, or $0.89 per diluted share. Services Division revenue as a percentage of consolidated revenue was 63% for the third quarter 2011, down from 74% for the same period in 2010.

Operating results for the Company’s former Deltak unit have been reclassified to discontinued operations due to its sale that closed this quarter. Income from continuing operations was $6.7 million, or $0.39 per diluted common share for the quarter ended September 30, 2011, and $8.9 million, or $0.54 per diluted common share for the same period in 2010.

“The third quarter results were solid and exceeded our expectations across the board. Gross margins were above plan in both segments as both Braden and Williams had favorable job close-outs,” commented David Keller, President and CEO of Global Power. “Our book-to-ship ratio was 1.2 at Braden and 1.3 at Williams, resulting in a strong quarterly build in backlog. Braden booked another significant gas turbine SCR project in the U.S. and also initiated a comprehensive upgrade to our Braden Mexico facility to enhance security measures and shop floor productivity. Williams reported outstanding year-to-date safety statistics in every measured performance category which were already at industry leading levels.”

“Corporate was also busy as we completed the sale of Deltak with a pre-tax gain to book value of $17.3 million and completed the relocation of our corporate headquarters to Dallas. From our new location we have secured key hires necessary to in-source internal audit, compliance, and accounting functions which has resulted in better control, visibility and pace of process improvements while reducing our annual run rate on professional fees.”

“Finally, I am delighted that our cash balances improved by $34.6 million in the quarter and that we registered our fifteenth consecutive quarter with positive operating income resulting in a year over year increase in stockholders’ equity of $76.6 million, up 44% over the last four quarters. In summary, a very productive quarter of tangible achievements against a weak macro environment and increasing risks to future growth.”

The Company generated EBITDA (earnings before interest, taxes, depreciation, and amortization) from continuing operations of $8.1 million and $10.6 million for the three months ended September 30, 2011 and 2010, respectively. EBITDA is a non-GAAP financial measure. A reconciliation of our income from continuing operations to EBITDA is included in the schedules attached to this press release.

In addition, the Company's backlog increased $23.4 million from June 30, 2011 to $339.8 million as of September 30, 2011. Services accounted for 63% of backlog at quarter end, which was in line with the prior quarter. Backlog is not a measure defined by GAAP, and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. Backlog may not be indicative of future operating results and projects in our backlog may be cancelled, modified or otherwise altered by our customers.

As of September 30, 2011, the Company had unrestricted cash of $88.2 million and $25.0 million of unused capacity under its revolving credit facility. The cash balance included proceeds from the third quarter divestiture of Deltak’s operating assets.

The Company will host a conference call on Tuesday, November 15, 2011 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss these results. The call can be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 382080. The replay will be available until November 29, 2011.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed with the SEC on March 22, 2011 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Company Contact:

Jennifer Gordon

ICR

(918) 274-2280

investorrelations@globalpower.com

The table below represents the operating results of the Company for the periods indicated:

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Products revenue	$36,700	$27,758	$111,641	$79,568
Services revenue	62,526	79,722	230,196	287,724

Total revenue	99,226	107,480	341,837	367,292

Cost of products revenue	27,472	20,431	87,650	57,780
Cost of services revenue	52,549	67,595	199,862	245,160

Cost of revenue	80,021	88,026	287,512	302,940

Gross profit	19,205	19,454	54,325	64,352

Selling and administrative expenses	11,372	12,172	35,880	34,004

Operating income	7,833	7,282	18,445	30,348

Interest expense, net	270	976	844	4,252
Reorganization expense (income)	20	(2,445)	15	(1,505)
Income tax expense (benefit)	887	(114)	(38,098)	1,479

Income from continuing operations	6,656	8,865	55,684	26,122

Discontinued operations:
Income from discontinued operations, net of tax	11,811	5,785	13,306	10,314

Net income	$18,467	$14,650	$68,990	$36,436

Basic earnings per weighted average common share:
Income from continuing operations	$0.41	$0.58	$3.51	$1.71
Income from discontinued operations	0.73	0.38	0.84	0.68

Income per common share - basic	$1.14	$0.96	$4.35	$2.39

Weighted average number of shares of common stock outstanding—basic	16,138,319	15,315,629	15,876,312	15,232,237

Diluted earnings per weighted average common share:
Income from continuing operations	$0.39	$0.54	$3.29	$1.60
Income from discontinued operations	0.70	0.35	0.79	0.64

Income per common share - diluted	$1.09	$0.89	$4.08	$2.24

Weighted average number of shares of common stock outstanding—diluted	16,984,447	16,388,351	16,928,419	16,287,808

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Income from continuing operations	$6,656	$8,865	$55,684	$26,122
Add back (deduct):
Income tax provision (benefit)	887	(114)	(38,098)	1,479
Interest expense	270	976	844	4,252
Depreciation and amortization	335	845	1,649	2,645

EBITDA from continuing operations (1)	$8,148	$10,572	$20,079	$34,498

(1)

EBITDA from continuing operations represents income from continuing operations adjusted for income taxes, interest, depreciation and amortization. The Company believes EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, EBITDA is not a GAAP financial measure. The Company’s calculation of EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$88,213	$55,474
Restricted cash	3,100	1,019
Accounts receivable, net of allowance of $1,302 and $2,508	49,472	58,892
Inventories	6,077	5,077
Costs and estimated earnings in excess of billings	50,554	33,076
Deferred tax asset, current	7,085	814
Other current assets	4,314	4,087

Total current assets	208,815	158,439

Property, plant and equipment, net	8,904	12,234
Deferred tax asset, long-term	9,037	—
Other long-term assets	91,725	95,052

Total assets	$318,481	$265,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$30,009	$37,328
Billings in excess of costs and estimated earnings	16,279	11,335
Other current liabilities	17,449	15,892

Total current liabilities	63,737	64,555

Long-term deferred tax liability	—	17,748
Other long-term liabilities	3,983	4,159
Liabilities subject to compromise	—	207

Total liabilities	67,720	86,669
Stockholders’ equity	250,761	179,056

Total liabilities and stockholders’ equity	$318,481	$265,725

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)
Net cash provided by operating activities	$17,179	$27,482
Net cash provided by (used in) investing activities	17,633	(262)
Net cash used in financing activities	(2,975)	(41,626)
Effect of exchange rate changes on cash	902	(899)

Net change in cash and cash equivalents	$32,739	$(15,305)